Cash Systems, Inc. Announces Convertible Debt Financing
Las Vegas, October 9, 2006 — Cash Systems, Inc. (NASDAQ: CKNN), a provider of cash access solutions for the gaming industry, announced today that it has entered into a definitive agreement for the private placement of $20 million in senior secured convertible notes (“Notes”). The Company will use the proceeds from the sale of the Notes for repayment of bank debt and for general working capital purposes. The closing of the private placement is expected to occur on Tuesday, October 10, 2006.. Deutsche Bank Securities Inc. acted as exclusive placement agent for the offering.
Under the terms of the financing, the Notes will have a coupon of 6.50% and will be convertible into shares of common stock of the Company at $8.00 per share, subject to certain adjustments. As part of the financing, the Company will also issue warrants to purchase 312,500 shares of common stock at $8.00 per share, subject to certain adjustments (“Warrants”).
Michael Rumbolz, Chairman and Chief Executive Officer stated, “This positions the Company to complete its product development plans and allows for greater financial flexibility as we continue to grow our business.”
The Notes and the Warrants offered by Cash Systems have not been registered under the Securities Act of 1933, as amended, or any state securities or blue sky laws and may not be offered or sold in the United States or in any state thereof absent registration or an applicable exemption from the registration requirements of such laws. The Company has agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the shares of common stock underlying the Notes and Warrants. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes.
About Cash Systems, Inc. Cash Systems, Inc., located in Las Vegas, with additional offices in San Diego and Minneapolis, is a provider of cash-access and related services to the retail and gaming industries. Cash Systems’ products include its proprietary cash advance systems, ATMs and check cashing solutions. Please visit http://www.cashsystemsinc.com for more information.
This press release may contain forward-looking statements, including the Company’s beliefs about its business prospects and future results of operations. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, the successful execution of the Company’s plan of operation, changes in the Company’s anticipated earnings, continuation of current contracts, gaming and other applicable regulations, and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including its most recent Forms 10K and 10Q. In addition, the factors underlying Company forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date they are given. The Company does not undertake to update any forecasts that it may make available to the investing public.
Contacts:
Don Duffy
Integrated Corporate Relations
203-682-8200